Exhibit 10.1

EACH FORMER MEMBER EXECUTING THIS AGREEMENT IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT AND RELEASE, YOU GIVE UP AND WAIVE IMPORTANT LEGAL RIGHTS.

SETTLEMENT AND RESTRUCTURING AGREEMENT

This Settlement and Restructuring Agreement (the “Agreement”) is made as of the 19th day of July, 2018 (the “Execution Date”) by and among Aeon Global Health Corp. (formerly, Authentidate Holding Corp.) a Delaware corporation, (the “Company”), Peachstate Health Management, LLC d/b/a AEON Clinical Laboratories, a Georgia limited liability company (“Peachstate”), and each of the former members of Peachstate included on the signature pages hereto (the “Former Members”). The Company, Peachstate and the Former Members may collectively be referred to as the “Parties” throughout this Agreement.

W I T N E S S E T H:

WHEREAS, the Company, Peachstate, and RMS Merger Sub LLC entered into that certain Amended and Restated Agreement and Plan of Merger dated as of January 26, 2016, and as subsequently amended as of May 31, 2016 and December 15, 2016 (together, the “Merger Agreement”) pursuant to which Peachstate merged with and into RMS Merger Sub LLC and became a wholly-owned subsidiary of the Company effective upon the closing of the transactions contemplated by the Merger Agreement, which occurred on January 27, 2016 (the “Merger”); and

WHEREAS, pursuant to the Merger Agreement, the Former Members would receive certain contingent consideration based on the achievement of EBITDA targets by Peachstate (the “Earnout”); and

WHEREAS, the Former Members are all of the former members of Peachstate entitled to receive the Earnout under the Merger Agreement; and

WHEREAS, the Merger Agreement provided that the Earnout targets would automatically be adjusted in the event of changes to the reimbursement rates set by the Centers for Medicare and Medicaid Services (“CMS”) for the services provided by Peachstate; and

WHEREAS, the Merger Agreement provided that upon achievement of the EBITDA target for the three calendar years ending December 31, 2016, 2017 and 2018 (“2018 Earnout”), the Former Members would be issued such number of shares of the Company’s Common Stock so that the total number of shares of the Company’s Common Stock issued to the Former Members pursuant to the Merger Agreement would equal 85% of the issued and outstanding shares of the Company’s Common Stock on a post-issuance and Fully Diluted (as defined in the Merger Agreement) basis; and

WHEREAS, the Merger Agreement provided that upon achievement of the EBITDA target for the four calendar years ending December 31, 2016, 2017, 2018 and 2019 (“2019 Earnout”), the Former Members would receive such number of additional shares of the Company’s Common Stock so that the total number of shares of the Company’s Common Stock issued to the Former Members pursuant to the Merger Agreement would equal 90% of the issued and outstanding shares of the Company’s Common Stock on a post-issuance and Fully Diluted (as defined in the Merger Agreement) basis; and

WHEREAS, pursuant to a Registration Rights Agreement entered into contemporaneously with the Merger Agreement (the “Registration Rights Agreement”), the Former Members were granted certain registration rights to have the Common Stock of the Company that was issued to them pursuant to the Merger Agreement registered for resale under the Securities Act of 1933, as amended, which rights remain outstanding; and

WHEREAS, subsequent to the closing of the Merger, the Parties expressed differences of opinion on the interpretation of certain provisions of the Merger Agreement, including the number of shares of Common Stock issued under the Merger Agreement and the calculations required by the adjustment mechanism of the Earnout, as well as the assumption of income tax liabilities on account of the Merger; and

WHEREAS, due to the financial performance of the Company, certain of the Former Members have provided loans to the Company in the aggregate amount of approximately $1,351,482, including accrued interest (collectively the “Loans”), which Loans have been extended on multiple occasions; and

WHEREAS, the Parties to this Agreement wish to reach a full and final resolution of all disagreements among them.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

1.       Recitals.

The recitals set forth above are incorporated herein by reference as part of this Agreement among the Parties.

2.       Definitions.

In addition to the terms defined elsewhere in this Agreement capitalized terms that are not otherwise defined herein shall have the meanings given to such terms as set forth in this Section 2:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Credit Agreement” shall have the meaning ascribed to such term in Section 4 of this Agreement.

“EBITDA” shall have the meaning ascribed to such term in the Merger Agreement.

“Effective Date” shall have the meaning ascribed to such term in Section 3 of this Agreement.

“Lender(s)” shall have the meaning ascribed to such term in Section 4 of this Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Notes” means those certain senior secured convertible notes, in the aggregate principal amount of $3,049,651, of which the aggregate principal amount of $2,545,199 was originally issued by the Company on March 20, 2017 and the aggregate principal amount of $504,452 was originally issued by the Company on March 27, 2018, in each case as such senior notes have been amended to date.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any tier of the OTC Markets Inc. (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, Credit Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

3.      Effective Date of Agreement.

The Effective Date of this Agreement (the “Effective Date”) shall be the day upon which the following conditions shall have occurred:

(i)      the delivery by each Former Member and Peachstate to the Company of a signed copy of this Agreement;

(ii)     the delivery by the Company to Peachstate and each Former Member of a copy of this Agreement executed by an executive officer of the Company; and

(iii)    the execution and delivery by the Lenders and the Company of (a) the Credit Agreement contemplated by Section 4 of this Agreement and (b) any ancillary agreements described in such Credit Agreement.

4.      Restructuring of Loans.

Contemporaneously with, and as a condition precedent to the effectiveness of this Agreement, Hanif A. Roshan and Optimum Ventures, LLC (the “Lenders”) shall enter into an agreement with the Company to exchange the existing Senior Notes previously issued by the Company to such Lenders for a new senior credit instrument (the “Credit Agreement”) pursuant to which the Lenders shall agree to provide up to $2.0 million of credit to the Company, inclusive of the current principal amount of, and accrued interest on, the Loans evidenced by the Senior Notes held by the Lenders. The Parties agree that the Credit Agreement shall: (i) be in the form of the agreement annexed hereto as Exhibit A; (ii) be a senior secured credit facility, on a parity basis with the Senior Notes held by the other holders of the outstanding Senior Notes; (iii) bear interest at the rate of 7.5% per annum; and (iv) be due and payable in full on June 30, 2020, or earlier at the option of the Company.

5.        Issuance of Additional Common Stock.

In consideration of the restructuring of the consideration due to the Former Members under the Merger Agreement, the Company shall issue to the Former Members an aggregate of 2,500,000 shares of the Company’s Common Stock (the “Additional Shares”). The Additional Shares shall be issued to the Former Members pro rata based on their respective percentage ownership of Peachstate prior to the Merger and shall be deemed earned and issued on February 28, 2019. The Additional Shares shall be “restricted securities” within the meaning of Rule 144 promulgated by the Securities and Exchange Commission and shall bear the restrictive legend set forth in Section 14(e) of this Agreement.

6.        Adjustments to Earnouts.

a.     Adjustments to 2018 Earnout. The Parties hereby agree that the 2018 Earnout target, as adjusted pursuant to the Merger Agreement, shall be $21,483,749 of EBITDA for the three calendar years ending December 31, 2018 (the “2018 Earnout Target”). In the event the 2018 Earnout Target is achieved, then on October 1, 2019, subject to the completion of the audited financial statements of Peachstate for the calendar year ending December 31, 2018, the Company shall issue to the Former Members a fixed amount of 3,000,000 shares of the Company’s Common Stock (the “2018 Maximum Earnout Shares”). In the event that Peachstate fails to achieve the 2018 Earnout Target, but achieves EBITDA for the three calendar years ending December 31, 2018 of at least 75% of the 2018 Earnout Target (the “Reduced 2018 Earnout Target”), then on October 1, 2019, subject to the completion of the audited financial statements of Peachstate for the calendar year ending December 31, 2018, the Company shall issue to the Former Members a fixed amount of 2,250,000 shares of the Company’s Common Stock (the “2018 Reduced Earnout Shares”).

b.     Adjustments to 2019 Earnout. The Parties hereby agree that the 2019 Earnout target, as adjusted pursuant to the Merger Agreement, shall be $32,600,530 of EBITDA for the four calendar years ending December 31, 2019 (the “2019 Earnout Target”). In the event the 2019 Earnout Target is achieved, then regardless of whether the 2018 Earnout Target is achieved, within three (3) Business Days following the completion of the audited financial statements of Peachstate for the calendar year ending December 31, 2019, the Company shall issue to the Former Members a fixed amount of 4,000,000 shares of the Company’s Common Stock (the “2019 Maximum Earnout Shares”). In the event that Peachstate fails to achieve the 2019 Earnout Target, but achieves EBITDA for the four calendar years ending December 31, 2019 of at least 75% of the 2019 Earnout Target (the “Reduced 2019 Earnout Target”), then within three (3) Business Days following the completion of the audited financial statements of Peachstate for the calendar year ending December 31, 2019, the Company shall issue to the Former Members a fixed amount of 3,000,000 shares of the Company’s Common Stock (the “2019 Reduced Earnout Shares”).

c.      The Former Members hereby agree that as of the Effective Date, the arrangements set forth in this Agreement supersede in all respects the Parties’ respective rights and obligations for the issuance of any and all additional shares of Common Stock pursuant to the Merger Agreement.

d.     The Parties further agree that in the event Peachstate fails to achieve the 2018 Earnout Target or the Reduced 2018 Earnout Target, but exceeds the 2019 Earnout Target, then the amount by which Peachstate exceeded the 2019 Earnout Target (the “Earnout Credit”) shall be credited to the 2018 Earnout Target or the Reduced 2018 Earnout Target. In such an event, the Earnout Credit shall be added to the amount of EBITDA achieved for the three calendar years ending December 31, 2018, and the number of shares of Common Stock which may be earned by the Former Members shall be recomputed. If the addition of the Earnout Credit to the EBITDA actually achieved by Peachstate for the requisite period results in Peachstate achieving the 2018 Earnout Target or the Reduced 2018 Earnout Target, as the case may be, then such number of additional shares of Common Stock shall be issued to the Former Members as may be allocated to them based on the achievement of either the 2018 Earnout Target or Reduced 2018 Earnout Target. The issuance of any additional shares of Common Stock to the Former Members pursuant to this mechanism would be in addition to the issuance to the Former Members of the 2019 Maximum Earnout Shares.

e.       For purposes of clarity, the following examples shall illustrate the Parties’ agreement as to the manner in which the Earnout Credit shall operate:

i.       If Peachstate did not initially achieve the Reduced 2018 Earnout Target, but was entitled to an Earnout Credit in an amount that when added to the amount actually achieved for the requisite period is sufficient for it to achieve the Reduced 2018 Earnout Target, then the Former Members would only receive all of the 2018 Reduced Earnout Shares (2,250,000 shares);

ii.      If Peachstate did not initially achieve the Reduced 2018 Earnout Target, but was entitled to an Earnout Credit in an amount that when added to the amount actually achieved for the requisite period is sufficient for it to achieve the maximum 2018 Earnout Target, then the Former Members would only receive all of the 2018 Maximum Earnout Shares (3,000,000 shares);

iii.     If Peachstate initially achieved the Reduced 2018 Earnout Target, but not the maximum 2018 Earnout Target, and was entitled to an Earnout Credit in an amount that when added to the amount actually achieved for the requisite period is sufficient for it to achieve the maximum 2018 Earnout Target, then the Former Members would receive an additional 750,000 shares of Common Stock.

7.      Waiver of Certain Rights.

Each of the Former Members, on their own behalf and on behalf of all current and future holders of each of their respective Registrable Securities (as defined in the Registration Rights Agreement), hereby irrevocably waives any and all registration rights now existing or arising under the Registration Rights Agreement and all notice and other rights related thereto. Each Former Member hereby acknowledges and agrees that it shall not commence or prosecute in any way, or cause to be commenced or prosecuted, any action in any court relating to such rights under the Registration Rights Agreement. The Parties further agree to forever waive those covenants and other agreements of the Merger Agreement for which performance may occur after the Closing Date of the Merger, other than the covenants and agreements in Sections 7.6, 7.12 and 7.13 of the Merger Agreement.

8.      Release of the Company.

Upon the Effective Date of this Agreement, and in return for valuable consideration, the receipt of which is hereby acknowledged, Peachstate and the Former Members, on behalf of themselves, and for all persons who may claim by, through, or under them, their present and former representatives, agents, attorneys, predecessors, successors, insurers, partners, administrators, heirs, executors and assigns (hereinafter referred to as the “Peach Releasors”), release and forever discharge the Company, and all of their predecessors, subsidiaries, affiliates, parent corporations, and all of their respective, present or past officers, agents, employees, shareholders, directors, attorneys, insurers, sureties, successors and assigns, as well as any employee or former employee thereof (individually and collectively hereinafter referred to as the “Company Parties”), from any and all rights, claims and causes of action, suits, liabilities, obligations, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, in law or equity, known or unknown, which, against the Company Parties, the Peach Releasors have, had or may have from the beginning of time through the Effective Date of this Agreement, arising out of or related to, directly or indirectly, the Merger and/or the Merger Agreement, including, but not limited to, claims arising under all federal, state and local statutes, laws and ordinances prohibiting, without limitation, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, defamation or fraud and any alleged entitlement to costs fees, or expenses, including attorneys’ fees’; provided however, that the foregoing release (i) shall exclude any claims for breach of obligations under this Agreement and (ii) shall not be construed as releasing the Company from its obligations under the Senior Notes held by the Lenders or the Credit Agreement contemplated by Section 4 of this Agreement.

9.      Release of Peachstate and Former Members.

Upon the Effective Date of this Agreement, and in return for valuable consideration, the receipt of which is hereby acknowledged, the Company Parties release and forever discharge the Peach Releasors, from any and all rights, claims and causes of action, suits, liabilities, obligations, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, in law or equity, known or unknown, which, against the Peach Releasors, the Company Parties have, had or may have from the beginning of time through the Effective Date of this Agreement, arising out of or related to, directly or indirectly, the Merger and/or the Merger Agreement; including, but not limited to, claims arising under all federal, state and local statutes, laws and ordinances prohibiting, without limitation, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, defamation or fraud and any alleged entitlement to costs fees, or expenses, including attorneys’ fees’; provided however, that the foregoing release shall exclude any claims for breach of obligations under this Agreement.

10.     Covenant Not to Sue.

Except to enforce any obligation or right set forth in this Agreement or the attachments hereto, each of the Parties covenants and agrees that he, she or it will not hereafter commence, maintain or prosecute any action or proceeding at law or otherwise, assert any right of any nature, or assert any claim against for damages or loss of any kind or amount or for any other legal or equitable relief that he, she or it may have or claim to have at this time or at any time heretofore against the other Party relating to the claims released by the Parties herein.

11.     No Assignment of Claims; No Actions Pending.

The Parties, and each of them, represent and warrant that they are the sole and lawful owners of all rights, titles and interest in and to every claim and other matters which they release or confer herein, and that no other person, individual, or entity has received any assignment or other right of substitution or subrogation to any matters relating to or arising out of the Merger Agreement and any transaction related thereto. Each Party represents, warrants, and agrees that no legal proceeding or other action, including an arbitration proceeding, has been filed in any forum arising out of, from, or in connection with any disputes or claims arising out of or related to the claims released in this Agreement.

12.     Confidentiality.

The Parties shall not directly or indirectly disclose or make any statement (written or oral) to any person, firm or entity not a party to this Agreement with respect to the matters covered by this Agreement, execution of this document, the settlement, the terms and conditions of the settlement, disclosures and representations made in this document, or anything else in connection with this matter, except for any disclosure required to comply with any governmental rule, law, statute, regulatory or reporting requirement (including in response to any inquiry by, or requirement of the Securities and Exchange Commission and the disclosure obligations pursuant to the rules and regulations promulgated thereby), arbitration or court proceeding, and except for any disclosure to the Parties’ accountants and attorneys for personal tax and business purposes. Any Party receiving a subpoena or order, which seeks to compel disclosure of this Agreement, shall afford the other Party five (5) days’ notice to quash or limit such subpoena or order. In the event of any breach of the confidentiality terms of this Agreement, the aggrieved party’s remedies shall be limited to injunctive relief only.

13.     No Admission of Liability.

The Parties acknowledge and agree that this Agreement is being executed in order to resolve and forever set at rest all the controversies of whatever nature that may exist between the Parties, and that neither the Agreement or general releases set forth herein nor the underlying settlement constitute or are to be construed as an acknowledgment or admission of any liability whatsoever, any such liability being expressly denied.

14.     Representations and Warranties of the Former Members.  Each of the Former Members represents and warrants to the Company and Peachstate, each for himself or herself and not the other, as of the date hereof that:

a.     Authorization.    The execution, delivery and performance by such Former Member of this Agreement and the consummation of the transactions contemplated hereby, including the release of claims herewith, has been duly authorized by all necessary action and this Agreement constitutes a valid and binding agreement of such Former Member, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

b.     Non-Contravention.    The execution and delivery by such Former Member of this Agreement, the consummation of the transactions contemplated hereby and thereby, and compliance by such Former Member with any of the provisions hereof and thereof will not conflict with, constitute a default under or violate any of the terms, conditions or provisions of (x) any document, agreement or other instrument to which such Former Member is a party or by which their property is bound, or (y) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on such Former Member or their property.

c.     Accredited Investor Status. Each Former Member is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Former Member is not a registered person under Section 15 of the Exchange Act. Such Former Member has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of acquiring the shares of the Company’s Common Stock hereunder, and has so evaluated the merits and risks of such investment. Such Former Member is able to bear the economic risk of this transaction and, at the present time, is able to afford a complete loss of such investment.

d.     Information.   Such Former Member has reviewed all reports filed by the Company under the Securities Exchange Act of 1934, as amended, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof and has had and continues to have access to such information concerning the Company as it considers necessary to make an informed decision concerning consummating the transactions contemplated by this Agreement. Such Former Member acknowledges that it has had the opportunity to ask questions of, and receive answers from, the officers of the Company concerning the operation and business of the Company.

e.     Restricted Shares. Such Former Member understands and agrees that the shares of the Company’s Common Stock issuable under this Agreement are restricted shares under the Securities Act and may not be sold except pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act and applicable state securities laws, and will bear a restrictive legend as required under the Securities Act, in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT DATED JULY 19, 2018.

 Each Former Member understands that the shares of Common Stock issuable hereunder may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of any such shares other than pursuant to an effective registration statement or Rule 144, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred shares under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement.

f.     Acquisition for Own Account. Each Former Member further acknowledges that he or she is acquiring the shares of the Company’s Common Stock for his or her own account and not with a view to or for distributing or reselling such shares of Common Stock or any part thereof in violation of any applicable federal or state securities law, has no present intention of distributing any of such shares of Common Stock in violation of the securities laws and has no direct or indirect arrangement or understandings with any other persons to distribute the shares of Common Stock in violation of any applicable securities law (this representation and warranty not limiting the Former Member’s right to sell the shares of Common Stock or any part thereof in compliance with applicable federal and state securities laws or as otherwise provided in this Agreement.

g.     Limited Trading Market. Each Former Member understands and acknowledges that there is a limited trading market for the Company’s Common Stock and public sales of significant amounts of the Company’s Common Stock may have a material adverse effect on the price of the Company’s Common Stock.

h.     Reliance on Representations. Each Former Member understands that the shares of Common Stock issuable hereunder are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and such Former Member’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of it set forth herein in order to determine the availability of such exemptions and the eligibility of such Former Member to acquire the shares.

i.     No General Solicitation. Such Former Member acknowledges that the shares of Common Stock issuable hereunder were not offered to the it by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio; or (ii) any seminar or meeting to which the such Former Member was invited by any of the foregoing means of communications.

j.     No Legal, Tax or Investment Advice.   Such Former Member understands that the tax consequences of the transactions contemplated by this Agreement are complex, and accordingly such Former Member represents and warrants that it understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to him, her or it in connection with this Agreement and the transactions contemplated herein, constitutes legal, tax or investment advice.  Such Former Member has consulted such legal, tax and investment advisors as he, she or it, in his, her or its sole discretion, has deemed necessary or appropriate in the circumstances.  Such Former Member is not relying on the Company or any of its respective affiliates or agents, including its counsel and accountants, for any tax advice regarding the tax consequences of the transactions contemplated by this Agreement.

15.      Representations and Warranties of the Company.   The Company represents and warrants to each Former Member as of the date hereof that:

a.     Due Incorporation. The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document; (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole; or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

b.     Authorization.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including the release of claims, have been duly authorized by all necessary action on the part of the Company. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

c.     Issuance of the Company Shares.   The shares of Common Stock issuable pursuant to this Agreement have been duly authorized by all necessary corporate action and, when issued in accordance with the terms of this Agreement shall have been validly issued, fully paid and nonassessable. The Company will deliver to Former Members good and valid title to such shares of Common Stock free and clear of any lien, security interest or other encumbrance.

d.     Non-Contravention.    The execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby, and compliance by the Company with any of the provisions hereof will not conflict with, constitute a default under or violate (x) any of the terms, conditions or provisions of its certificate of incorporation or by-laws, (y) any of the terms, conditions or provisions of any document, agreement or other instrument to which it is a party or by which its property is bound, or (z) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Company or its property.

16.     No Reliance on Representations.

The Parties acknowledge that in entering into this Agreement they have not relied upon any representations, warranties, promises or conditions made by each of the Parties or each of the Parties’ agents or representatives not specifically set forth in this Agreement. The Parties acknowledge that each of them has freely executed this Agreement after independent investigation, with the advice of independent counsel and without fraud, duress or undue influence, and that each understands its content. Each Party is aware that it or its attorneys may hereafter discover facts different from or in addition to the facts that it now knows or believes to be true with respect to the subject matter of this Agreement or the other Party hereto, but that it is its intention to fully and finally release each of its respective releasees to the full extent of the releases contained in this Agreement, and to otherwise agree to the other terms and conditions of this Agreement.

17.     Further Assurances.

From time to time after the date hereof, the Parties shall take such other actions and execute and deliver to any other Party such further documents as may be reasonably requested by any other Party in order to assure and confirm unto such Party (a) the rights created hereby or intended now or hereafter so to be created by this Agreement; or (b) the validity of any assignment documents or other documents of conveyance to be delivered at the execution of this Agreement. The Company shall at all times, in performing under this Agreement, comply with all applicable federal and state securities laws.

18.     Construction and Independent Representation.

The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against either of the Parties. For purposes of construction, this Agreement shall be deemed to have been drafted by all the Parties, and no ambiguity shall be resolved against any Party by virtue of his or her participation in the drafting of this Agreement. Section headings have been inserted for convenience of reference only and are not intended to be a part of, or to affect, the meaning or interpretation of this Agreement. In the event that this Agreement is construed, it shall be construed to effectuate the intention of the Parties. Each Party (other than the Company) expressly represents and warrants to the Company that (a) before executing this Agreement, it has fully informed himself, herself or itself of the terms, contents, conditions and effects of this Agreement; (b) said Person has relied solely and completely upon his, her or its own judgment in executing this Agreement; (c) said Person has had the opportunity to seek the advice of his, her or its own counsel and advisors before executing this Agreement; (d) said Person has acted voluntarily and of his, her or its own free will in executing this Agreement; (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties; and (f) said Person acknowledges that the law firm of Becker & Poliakoff, LLP has been retained by the Company to prepare this Agreement as legal counsel for the Company, that Becker & Poliakoff, LLP does not represent any other Party in connection with the preparation or execution of this Agreement, that such firm has not given any legal, investment or tax advice to any other Party regarding this Agreement, and that such other Party has not relied upon any legal advice except as provided by its own attorneys. Becker & Poliakoff, LLP is expressly intended as a beneficiary of the representations and warranties of the Holders contained in this Section.

19.     Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder):

If to Peachstate:

PeachState Health Management LLC, d/b/a AEON Clinical Laboratories

2225 Centennial Drive

Gainesville, GA 30504

Attn: Sonny Roshan, Chief Executive Officer

Fax: 678.971.4830

If to a Former Member:

To the address of such Former Member as is set forth on the books and records of the Company.

If to the Company:

Aeon Global Health Corp.

2225 Centennial Drive

Gainesville, GA 30504

Attn: Michael Poelking, Chief Financial Officer

Fax: 678.971.4830

With a copy to (which shall not constitute notice):

Becker & Poliakoff LLP

45 Broadway, 17th Floor

New York, NY 10006

Attn: Victor DiGioia, Esq.

Fax: 212-557-0295

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent; (iii) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt; and (iv) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted.

20.     Miscellaneous.

21.1      Effect of Agreement. Upon the Effective Date, (i) the applicable portions of this Agreement shall amend the Merger Agreement, and (ii) each reference in any document to “this Agreement”, “hereof”, “hereunder”, or words of like import, and each reference in any other document or agreement to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby.

21.2     Entire Agreement.   This Agreement and the documents, instruments and exhibits referred to herein constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

21.3      Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained.

21.4      Waivers. No provision of this Agreement may be waived in whole or in part, except by a written agreement signed by all of the Parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement.

21.5     Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

21.6      Governing Law.   Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. The Parties all expressly agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America sitting in Delaware, and any appellate court from any thereof. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by law: (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court; (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum; and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

21.7     Counterparts.   This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

21.8     Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular sections shall mean and refer to the referenced sections of this Agreement.

21.9     Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

21.10     Survival and Severability. The representations and warranties contained in this Agreement shall be continuing and shall survive the execution and delivery of this Agreement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

21.11     Fees and Expenses. Except as expressly set forth in this Agreement to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

THE PARTIES HAVE READ THE FOREGOING AGREEMENT, UNDERSTAND THE MEANING OF SAME, AND FREELY, KNOWINGLY AND WITH THE ADVICE OF COUNSEL, AFTER DUE CONSIDERATION, VOLUNTARILY ENTER INTO THIS AGREEMENT.

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IN WITNESS WHEREOF, the Parties have signed, or have caused this Agreement to be executed by their respective duly authorized representatives, as of the date first set forth above

AEON GLOBAL HEALTH CORP.

By:    /s/ Michael J. Poelking

Name: Michael J. Poelking

Title: Chief Financial Officer

PEACHSTATE HEALTH MANAGEMENT LLC

By: /s/ Michael J. Poelking

Name: Michael J. Poelking

Title: Chief Financial Officer

THE FORMER MEMBERS:

Hanif A. Roshan By: /s/ Hanif A. Roshan Percentage Interest: 36.46%	Holly Carpenter By: /s/ Holly Carpenter Percentage Interest: 10.42%

Gulzar Roy By: /s/ Gulzar Roy Percentage Interest: 20.83%	Shawn Desai By: /s/ Shawn Desai Percentage Interest: 10.42%

Sohail Ali By: /s/ Sohail Ali Percentage Interest: 20.83%	Lissa H. Suda By: /s/ Lissa H. Suda Percentage Interest: 1.04%

Signature Page to Settlement and Restructuring Agreement